Exhibit (a)(1)(A)

NOTICE

Regarding Purchase by the Company at the Option of the Holder

To the Holders of

SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

1.500% Series A Convertible Debentures Due 2023

CUSIP 806857 AB 4* and 806857 AC 2*

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Debentures (as defined below) and the Indenture dated as of June 9, 2003 between Schlumberger N.V. (Schlumberger Limited) (the “Company”) and HSBC Bank USA, National Association (successor to Citibank, N.A.), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto dated as of June 9, 2003 (as so supplemented, the “Indenture”), pursuant to which the 1.500% Series A Convertible Debentures Due 2023 of the Company (the “Debentures”) were issued, the Company will be obligated to purchase, at the option of the holder thereof, any outstanding Debentures for which a written notice of purchase (a “Purchase Notice”), in the form attached hereto, has been delivered by such holder to the Trustee, as paying agent (the “Paying Agent”), at any time from the opening of business on April 25, 2008 until the close of business at 5:00 p.m., New York City time, on May 23, 2008 and for which such Purchase Notice has not been withdrawn, subject to certain conditions specified in the Indenture. The purchase price of the Debentures will be equal to 100% of their principal amount plus accrued and unpaid interest, if any, to, but not including, June 2, 2008 (the “Purchase Price”). The Company will pay the Purchase Price in cash. The Purchase Notice given by any holder must state (i) the certificate number of the Debentures in certificated form being delivered for purchase; (ii) the portion of the principal amount of the Debentures which the holder will deliver to be purchased, which portion must be in principal amount of $1,000 or in integral multiples thereof; and (iii) that such Debentures shall be purchased on June 2, 2008 (the “Purchase Date”) pursuant to the terms and conditions specified in the Indenture and in the Debentures, including, without limitation, paragraph 6 thereof. The Debentures are convertible into the Company’s common stock, par value $0.01 per share (“Common Stock”), at a rate of 27.6510 shares of Common Stock per $1,000 principal amount at the option of the holder. Holders who want to convert Debentures into Common Stock must satisfy the requirements of paragraph 10 of the Debentures. Debentures as to which a Purchase Notice has been given may be converted into Common Stock at any time prior to the close of business on the Purchase Date only if the applicable Purchase Notice has been withdrawn in accordance with the terms of the Indenture. A previously delivered Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to the close of business on May 23, 2008 specifying (1) the principal amount of the withdrawn Debentures; (2) the certificate number of the withdrawn Debentures; and (3) the principal amount, if any, of such Debentures which remains subject to the original Purchase Notice and which have been or will be delivered for purchase by the Company. The Debentures and the Purchase Notice must be surrendered to the Paying Agent (together with all necessary endorsements) to collect payment. Holders surrendering their Debentures through the Depository Trust Company (“DTC”) need not submit a physical Purchase Notice to the Paying Agent if they comply with DTC’s transmittal procedures. Likewise, holders attempting to withdraw a previously delivered Purchase Notice may do so by complying with DTC’s withdrawal procedures and do not need to submit a physical withdrawal notice to the Paying Agent. The Company will forward to the Paying Agent, on June 2, 2008, the appropriate amount of cash required to pay the total purchase price for all validly surrendered Debentures, and the Paying Agent will promptly distribute the cash to the holders who have validly surrendered their Debentures. Unless the Company defaults in making payment on Debentures for which a Purchase Notice has been submitted, interest, if any, on such Debentures will cease to accrue on the Purchase Date, the Debentures will cease to be outstanding, and the only remaining right of the holders of such Debentures will be to receive payment of the Purchase Price upon surrender to the Paying Agent of the Debentures purchased.

Enclosed herewith is a Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission relating to the purchase of Debentures by the Company as of the Purchase Date.

Questions and requests for assistance in connection with the surrender of Debentures for purchase may be directed to HSBC Corporate Trust Operations at 800-662-9844.

The name and address of the Trustee, as Paying Agent and Conversion Agent, are as follows:

By Regular, Registered or Certified Mail; By Overnight Courier or by Hand	By Facsimile:	Confirm by Telephone:
	(718) 488-4488	(800) 662-9844
HSBC Bank USA, National Association	Attn: Corporate Trust Operations
Corporate Trust & Loan Agency
2 Hanson Place, 14th Floor Brooklyn, NY 10217-1409
Attn: Corporate Trust Operations

Dated: April 25, 2008	HSBC BANK USA, NATIONAL ASSOCIATION, as TRUSTEE on behalf of Schlumberger N.V. (Schlumberger Limited)

NOTICE:

The Paying Agent will withhold under the U.S. backup withholding rules 28% of any payment that is made upon purchase of any Debentures unless the holder delivers a properly completed IRS Form W-9 or the holder otherwise establishes an exemption from such backup withholding.

*	No representation is made as to the correctness of such number either as printed on the Debentures or as contained in this notice of redemption, and reliance may be placed only on the other identification printed on the Debentures.

PURCHASE NOTICE

To: Schlumberger Limited

The undersigned registered holder of the 1.500% Series A Convertible Debentures Due 2023 (the “Debentures”) of Schlumberger N.V. (Schlumberger Limited) (the “Company”) hereby acknowledges receipt of a Company Notice dated April 25, 2008, together with a Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission, relating to the purchase of Debentures by the Company as of June 2, 2008, and requests and instructs the Company (through the Paying Agent) to purchase the Debentures referred to below as of June 2, 2008, pursuant to the terms and conditions specified in (i) the Indenture referred to in the Company Notice and (ii) paragraph 6 of the Debentures.

The undersigned hereby represents and warrants that (a) the undersigned has full power and authority to validly surrender the Debentures surrendered hereby; (b) when and to the extent the Company accepts such Debentures for purchase, the Company will acquire good and unencumbered title to them, free and clear of all security interests, liens, charges, encumbrances, conditional sales agreements or other obligations relating to their surrender or transfer, and not subject to any adverse claim; and (c) on request, the undersigned will execute and deliver any additional documents that the Paying Agent or the Company deems necessary or desirable to complete the surrender of the Debentures surrendered for purchase hereby and accepted for purchase.

Dated:                     , 2008

(Exact Name of Holder)

Signature(s)

Certificate No(s). of Debentures to be purchased:

Total Principal Amount of Debentures to be purchased ($1,000 or integral multiple thereof):

$

(Note: if less than all of the Debentures represented by the certificates listed above are to be purchased, please indicate the principal amount to be purchased in respect of each certificate)